FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (the “Fourth Amendment”) made and entered into this 11th day of April, 2019 (the “Effective Date”), by and between FOREST CITY 88 SIDNEY STREET, LLC, a Delaware limited liability company (“Landlord”); and AGIOS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:

        WHEREAS, Landlord and Tenant entered into a certain lease agreement dated September 15, 2014, as amended by that certain First Amendment to Lease dated November 21, 2014, that certain Second Amendment to Lease dated July 20, 2015, and that certain Third Amendment to Lease (the “Third Amendment”) dated as of November 17, 2017 (as so amended, the “Lease”) with respect to a certain premises containing146,034 rentable square feet (“Premises”) in the building located at and commonly known as 88 Sidney Street, Cambridge, Massachusetts (“Building”), as more fully set forth in the Lease;

        WHEREAS, the Term of the Lease is currently scheduled to expire by its terms on February 28, 2025 (such date, as defined in the Third Amendment, the “Modified Expiration Date”);

        WHEREAS, Tenant and Landlord’s affiliate are simultaneously herewith entering into a lease of premises located at 38 Sidney Street Cambridge, Massachusetts (the “38 Sidney Lease”), and Landlord and Tenant would like to extend the Term so as to be coterminous with the term of the 38 Sidney Lease.

        NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree that the Lease shall be modified and amended as follows:

1.Defined Terms.  Capitalized terms used in this Fourth Amendment which are not defined herein shall have the meanings ascribed thereto in the Lease.  The meanings of capitalized terms defined herein which are also defined in the Lease shall supersede the meanings given thereto in the Lease.

2.Term. The Extended Term (as defined in the Third Amendment) is hereby amended and the Term of the Lease is hereby extended from and after the Original Expiration Date through February 29, 2028 (the “Expiration Date”) (the extension of the Term set forth in the Third Amendment and as extended by this Section 2 of this Fourth Amendment is referred to herein collectively as the “Extended Term”). The Extended Term shall be upon all of the same terms, conditions and provisions of the Lease except as expressly set forth otherwise in this Fourth Amendment. Tenant shall continue to have the extension options set forth in Section 2.6 of the Lease following the expiration of the Extended Term, except that (i) references to the “Initial Term” in Section 2.6 shall be deemed references to the Extended Term, and (ii) for purposes of determining the Extension Fair Rental Value of the Premises under Section 2.6(c), the comparable transactions considered by the real estate professionals and the Final Professional shall be leases of comparable space in the commercial markets that surround the MIT campus (East Cambridge/Kendall Square/Cambridgeport) taking into account all relevant factors including comparable building age, quality, level of finish, and proximity to amenities and public transit.

3.Condition of Premises. Tenant is in possession of the Premises, and hereby accepts the Premises for the Extended Term in its AS IS condition, WITHOUT REPRESENTATION OR WARRANTY by Landlord, and Tenant agrees that Landlord has no obligation to perform any alterations or improvements to the Premises to prepare or improve the same for Tenant’s use or occupancy for the Extended Term, except as otherwise expressly set forth in the Lease.

4.Rent. Section 3 of the Third Amendment is hereby deleted and of no further force or effect. During the Extended Term, Tenant shall pay Annual Fixed Rent for the Premises in the amounts set forth below:

Time Period:	Annual Rate	Annual Fixed Rent for Premises:	Monthly Installment:
April 15, 2022 – February 16, 2023	$90.04	$13,148,901.40	$1,095,741.78
February 17, 2023 – February 16, 2024	$92.74	$13,543,193.20	$1,128,599.43
February 17, 2024 – February 28, 2025	$95.52	$13,949,167.70	$1,162,430.64
March 1, 2025 – February 28, 2026	$100.00	$14,603,400.00	$1,216,950.00
March 1, 2026 – February 28, 2027	$103.00	$15,041,502.00	$1,253,458.50
March 1, 2027 – February 29, 2028	$106.09	$15,492,747.10	$1,291,062.26

5.Additional Rent. During the Extended Term, Tenant shall continue to pay The Tenant’s Tax Expenses Allocable to the Premises, The Tenant’s Operating Expenses Allocable to the Premises and all other Additional Rent in accordance with the terms and conditions of the Lease.

6.Bike Storage Area; Bike Storage Allowance. Landlord agrees that Tenant shall have the right to install and construct an enclosed bicycle storage facility on the exterior courtyard of the Property adjacent to the Building in a size and location reasonably approved by Landlord (the “Bike Storage Area”). Tenant shall submit construction plans and specifications to Landlord and the final design and ultimate construction of the Bike Storage Area shall be subject to Landlord’s review and approval of such construction plans and specifications and to Tenant’s first obtaining all necessary governmental and community permits and approvals. Landlord shall reimburse Tenant up to $100,000.00 (the “Bike Storage Allowance”) toward the total hard costs incurred by Tenant in connection with the construction of the Bike Storage Area. If Tenant incurs costs in excess of the Bike Storage Allowance, then all such excess costs shall be born solely by Tenant. The Tenant must apply to Landlord for reimbursement from the Bike Storage Allowance within eighteen (18) months after the Effective Date. Any portion of such Bike Storage Allowance for which application for reimbursement has not been made within such eighteen (18) month period shall be cancelled and no longer available. The application of the Bike Storage Allowance by Landlord shall be limited to payment of the following costs and expenses incurred by or on behalf of Tenant in connection with the construction of the Bike Storage Area: the actual documented and verified cost pursuant to Tenant's design and construction contracts, including without limitation the associated contractor's overhead and profit and general conditions, incurred in the construction of the Bike Storage Area, and including capital equipment installed within the Bike Storage Area, architectural, engineering and project management fees, but excluding the making of improvements, installation of fixtures or incorporation of other items which are moveable rather than permanent improvements in the nature of trade fixtures, examples of which may include furniture, telephone communications and security equipment. During the construction of the Bike Storage Area with respect to which Tenant desires to have the Bike Storage Allowance applied, and in accordance with the commercially reasonable terms and conditions typically imposed upon a landlord pursuant to a construction loan agreement, such as, without limitation, retainage, lien waiver, and other requisition conditions, Tenant shall, on a monthly basis (as the Tenant's contractor submits to Tenant its application for payment), deliver to Landlord a requisition for payment showing the costs of the leasehold improvements in question and the amount of the current payment requested from Landlord for disbursement from the Bike Storage Allowance within thirty (30) days after receipt of Tenant's requisition. Payments made on account of Tenant's requisitions shall be made from the Bike Storage Allowance. Following the completion and commencement of use of the Bike Storage Area, Tenant shall deliver to the Landlord, within ninety (90) days of completion, a statement showing the final costs of such Bike Storage Area, the amounts paid to date, or on behalf of the Tenant, and any amounts available for release of retainage. The construction of all improvements to the Bike Storage Area (including fixtures therein such as bicycle racks and storage equipment, shall become the property of Landlord upon the expiration or earlier termination of the Term of the Lease without compensation to Tenant.

7.Amendment to Lease; Inapplicable Provisions. The Premises includes the entire rentable square footage of the Building and Tenant’s rights of first offer set forth in Section 2.7 of the Lease and Tenant’s modified right of first offer set forth in Section 2.9 of the Lease are no longer applicable and are of no further force or effect.

8.Notice Addresses. Landlord’s Address for Notices set forth in Exhibit A to the Lease is hereby amended to provide that notices Landlord shall be as follows (and to MIT in the event of a notice of default to Landlord):

Forest City 88 Sidney Street, LLC
c/o Brookfield Properties (USA II) LLC
350 Massachusetts Avenue
Cambridge, Massachusetts 02139
Attention: Asset Manager

with a simultaneous copy to:

Forest City 88 Sidney Street, LLC
c/o Brookfield Properties (USA II) LLC
250 Vesey Street
         New York, NY 10281-1023
         Attention: General Counsel

9.Brokerage. Tenant represents and warrants that it has not dealt with any broker in connection with the consummation of this Fourth Amendment other than Jones Lang LaSalle New England LLC, and CBRE, New England (the “Brokers”), and in the event any claim is made against Landlord relative to dealings by Tenant with any brokers other than the Brokers, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection, first approved by Landlord (which approval shall not be unreasonably withheld), and shall save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Landlord represents and warrants that it has not dealt with any broker in connection with the consummation of this Fourth Amendment other than the Brokers, and in the event any claim is made against Tenant relative to dealings by Landlord with any brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection, first approved by Tenant (which approval shall not be unreasonably withheld), and shall save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be responsible for the payment of a commission to the Brokers in connection with this Fourth Amendment pursuant to a separate agreement between Landlord and the Broker.

10.Counterparts. This Fourth Amendment may be executed in any number of multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.Ratification of Lease. Except as expressly supplemented, amended or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed in all respects, and shall continue in full force and effect. In the event of any inconsistency between the terms of this Fourth Amendment and the Lease, the terms of this Fourth Amendment shall control. From and after the date hereof, all references to the Lease shall mean the Lease as modified by this Fourth Amendment.

12.Successors and Assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

13.Authority. Landlord and Tenant each represent and warrant that the persons signing this Fourth Amendment have full right and authority to enter into this Fourth Amendment. This Fourth Amendment shall be subject to the consent of Landlord’s mortgagee and Ground Lessor.

        IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first written above.

LANDLORD:

FOREST CITY 88 SIDNEY STREET, LLC
a Delaware limited liability company

By: /s/ Michael Farley
        Michael Farley, Senior Vice President

TENANT:

AGIOS PHARMACEUTICALS, INC.,
a Delaware corporation

By: /s/ Andrew Hirsch
        Name: Andrew Hirsch
        Title: Chief Financial Officer